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                                     BYLAWS

                                       OF

                          PACE THEATRICAL GROUP, INC.


                                   ARTICLE I

         Section 1. The registered office of the corporation shall be located in Harris County, Texas.

         Section 2. The corporation may also have offices at such other places both within or without the State of Texas as the Board of Directors may from time to time determine or the business of the corporation may require.


                                   ARTICLE II

         Section 1. All meetings of the shareholders for the election of directors shall be held at such time and place, within or without the State of Texas, as shall be stated in the notice of the meeting or in a duly executed waiver of notice thereof.

         Section 2. The annual meeting of the shareholders shall be held within thirty (30) days of the close of the corporation's fiscal year.

         Section 3. Notice of any meeting of Directors or shareholders may be waived by written waiver of all persons entitled to vote therein. Unless so waived, notice of any meeting shall be given to each person entitled to vote thereon in writing, either personally, or by delivery to the address of such person as indicated by the latest records of the corporation, not more than thirty (30) days nor less than forty-eight (48) hours prior to the time set forth such meeting.

                                  ARTICLE III

         Section 1. The management of the corporation shall be the duty of the Board of Directors which shall exercise all powers and do all acts and things not required by law to be done by the shareholders.

         Section 2. The number of directors shall not be less than one nor more than seven, none of whom need be shareholders or residents of any particular state. Directors shall be elected at the annual meeting of shareholders and shall hold office until the next annual meeting of shareholders. The number of Directors may be increased or decreased at any meeting of the shareholders, but no decrease in the number of Directors shall serve to shorten the term of any incumbent Director. Any Director, or Directors, may, however, be removed with or without cause at any meeting of shareholders by majority vote of the shares then entitled to vote, provided that notice of the proposed action is given in the notice or waiver of notice of such meeting. Election of Directors shall be by plurality vote. Cumulative voting shall not be permitted.

         Section 3. Meetings of the Board of Directors, regular or special, may be held within or without the State of Texas. The annual meeting of the Board of Directors shall take place immediately following the annual shareholders meeting, at the same place, without further notice. Regular meetings of the Board of Directors shall take place on the call of the President or any one director.


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                                   ARTICLE IV

         Officers of the corporation shall be elected by the Board of Directors and shall serve until removed by the Board of Directors. The officers of the corporation shall be the President, the Secretary, and such other officers as the Board of Directors shall elect, if any. Any person may hold two or more offices.


                                   ARTICLE V

         Shares in the form prescribed by the Board of Directors shall be issued for lawful consideration (not less than par value) and to such persons as the Board of Directors may determine from time to time. In the absence of fraud, the judgment of the Board of Directors as to the value received for shares issued shall be conclusive.


                                   ARTICLE VI

         The corporation shall indemnify, to the extent permitted by Article 2.02-1 of the Texas Business Corporation Act, any person who is or was a director, officer, agent or employee of the corporation.


                                  ARTICLE VII

         Without the express prior approval of all of the Directors, (i) no loan, advance or expense reimbursement shall be made by the corporation to any shareholder or any affiliate of a shareholder, (ii) no transaction shall be entered into between the corporation and any shareholder or any affiliate of a shareholder, (iii) no business shall be conducted outside of the Corporation's normal scope of business operations, (iv) no issuance of new capital stock to any person which issuance raises, in the aggregate, less than $3,000,000.00 shall be made and (v) no redemption of issued and outstanding stock in any non-pro-rata manner shall be made. For purposes of the immediately preceding sentence, the term"the corporation's normal scope of business operations" shall mean the production of live theatrical presentations; booking, managing and promoting road packages of specific live theatrical presentations; and such related activities which the corporation and its predecessor, Old PTG, Inc., have historically performed in its normal and customary carrying out of its business operations. This Article VII may not be altered, amended or repealed without unanimous approval of the Directors at a meeting duly and regularly called and held.

         APPROVED by the initial director this 30th day of June, 1987.


ATTEST:


/s/John A. Rubey
------------------------------------
John A. Rubey, Secretary




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